SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                LDDS Communications, Inc., a Georgia corporation
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                   50182L 10 8
                                 (CUSIP Number)

                                Francis X. Frantz
                             Senior Vice President-
                        External Affairs, General Counsel
                                  and Secretary
                               ALLTEL Corporation
                                One Allied Drive
                           Little Rock, Arkansas 72202
                                 (501) 661-8111
                       (Name, Address and Telephone Number
                         of Person Authorized to Receive
                           Notices and Communications)


                               September 15, 1993
                      (Date of Event which Required Filing
                               of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box

Check the following box if a fee is being paid with this statement

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


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CUSIP NO.  50182L 10
8
1)       Name of Reporting Person           ALLTEL Corporation
         SS or IRS Identification No.
         of Above Person

2)       Check the Appropriate              (a)
         Box if a Member of a Group         (b)      x

3)       SEC Use Only

4)       Source of Funds                    OO

5)       Check if Disclosure of Legal
         Proceedings is Required Pursuant
         to Items 2(d) and 2(e)

6)       Citizenship or Place of
         Organization                       Delaware

Number of Shares of Common Stock         7) Sole Voting Power - 6,671,304
Beneficially Owned by Each Reporting     8) Shared Voting Power - None
with:                                    9) Sole Dispositive Power - 6,671,304
                                        10) Shared Dispositive Power - None

11)      Aggregate Amount Beneficially      6,671,304
         Owned by Each Reporting Person

12)      Check if the Aggregate Amount in
         Row (11) Excludes Certain Shares

13)      Percent of Class Represented by
         Amount in Row (11)                 11.4%

14)      Type of Reporting Person           CO

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Item 1.  Security and Issuer.

         The class of securities to which this statement relates is the Common Stock, .01 par value per share, of LDDS Communications, Inc. (the "LDDS Georgia Common Stock"), a corporation organized under the laws of the State of Georgia ("LDDS Georgia"). The address of the principal executive office of LDDS Georgia is 515 East Amite Street, Jackson, Mississippi 39201.

Item 2.  Identity and Background.

         This statement is being filed on behalf of ALLTEL Corporation ("ALLTEL"), a corporation organized under the laws of the State of Delaware. The address of ALLTEL's principal office and principal business is One Allied Drive, Little Rock, Arkansas 72202. ALLTEL's principal businesses consist of providing diversified telecommunications and information services.

         During the last five years, ALLTEL has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in its being made subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         During the last five years, to the best knowledge of ALLTEL, none of its directors or officers have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor have they been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in his being made subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         The name, business address, present principal occupation or employment, and citizenship of each executive officer and director of ALLTEL are set forth in Exhibit 1 and are incorporated herein by reference.

Item 3.  Source and Amount of Funds or Other Consideration.

         Pursuant to the terms of an Agreement and Plan of Merger, dated as of May 14, 1993, by and among Metromedia Communications Corporation, Resurgens Communications Group, Inc., and LDDS Communications, Inc., a Tennessee corporation ("LDDS Tennessee"), as amended by Amendment No. 1, dated as of August 4, 1993 (as amended, the "Merger Agreement"), on September 15, 1993, the effective date of the merger contemplated thereby, ALLTEL's shares of LDDS Tennessee were converted into 6,671,304 share of LDDS Georgia Common Stock in exchange for all of its LDDS Tennessee common stock. A copy of the Merger Agreement is attached hereto as Exhibit 2 and is incorporated herein by reference.

         Joe T. Ford, ALLTEL Chairman and Chief Executive Officer, and Max E. Bobbitt, ALLTEL President, as separate holders of LDDS Tennessee common stock, each received 11,945 shares of LDDS Georgia Common Stock in exchange for their respective share of LDDS Tennessee common stock, in accordance with the terms of the Merger Agreement.

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Item 4.  Purpose of the Transaction.

         The principal purpose of the exchange by ALLTEL of beneficial ownership of LDDS Tennessee common stock for beneficial ownership of the LDDS Georgia Common Stock reported in Item 3, was to convert, in accordance with the terms of the Merger Agreement, its shares of LDDS Tennessee common stock, which were held for investment, into shares of LDDS Georgia Common Stock.
The LDDS Georgia Common Stock share are held for investment. ALLTEL may acquire additional LDDS Georgia Common Stock for investment purposes form time to time in negotiated transactions or on the open market. ALLTEL currently has no other plans or proposals that would relate to or would result in any occurrence listed in Item 4, subsections (a) through (j), of
Schedule 13D.

         Similarly, Messrs. Ford and Bobbitt, prior to the Merger, were holders of LDDS Tennessee common stock, which, to the best knowledge of ALLTEL, were held by them for investment, and the principal purpose for their acquisition of the LDDS Georgia Common Stock shares was to convert, in accordance with the terms of the Merger Agreement, their shares of LDDS Tennessee common stock in to share of LDDS Georgia Common Stock. To the best knowledge of ALLTEL, neither Messrs. Ford or Bobbitt has any other plans or proposals that would relate to or would result in any occurrence listed in
Item 4, subsections (a) through (j), of Schedule 13D.

Item 5.  Interest in Securities of the Issuer.

         By virtue of the Merger described in Item 3, ALLTEL is the beneficial owner of 6,671,304 shares of LDDS Georgia Common Stock, which comprise approximately 11.4 percent of the issued and outstanding LDDS Georgia Common Stock.

         ALLTEL acquired beneficial ownership of the foregoing LDDS Georgia Common Stock under the terms of the Merger Agreement, dated September 15, 1993. ALLTEL possesses sole voting power and sole dispositive power with respect to its LDDS Georgia Common Stock.

         By virtue of the Merger described in Item 3, Messrs. Ford and Bobbitt each separately acquired beneficial ownership of 11, 945 shares of LDDS Georgia Common Stock as explained in Item 3. Their individual ownerships of 11,945 shares each comprise less than .1 percent of the issued and outstanding LDDS Georgia Common Stock. To the best of ALLTEL's knowledge, each of Messrs. Ford and Bobbitt possess sole voting power and sole dispositive power with respect to his LDDS Georgia Common Stock shares.

         Except for the transactions described in Item 3, neither ALLTEL nor, to the best knowledge of ALLTEL, any of its executive officers or directors, has effected any transaction in LDDS Georgia Common Stock during the past 60 days.

Item 6. Contracts, Arrangements, Understanding, or Relationships with Respect to Securities of the Issuer.

         Except for the Merger Agreement, pursuant to which ALLTEL, as a holder of LDDS Tennessee common stock, received the LDDS Georgia Common Stock, there currently are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons named in Item 2 and any person with respect to any securities of LDDS Georgia, including but not

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

limited to transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, put or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.


Item 7.  Materials to be Filed as Exhibits.

Exhibit 1. Information relating to executive officers and directors of ALLTEL.

Exhibit 2. Agreement and Plan of Merger, dated as of May 14, 1993, by and among Metromedia Communications Corporation, Resurgens Communications Group, Inc. and LDDS Communications, Inc., as amended by Amendment No. 1, dated as of August 4, 1993.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.


                                                  ALLTEL CORPORATION


Dated:  September 22, 1993                  By: /s/ Francis X. Frantz
                                                    Francis X. Frantz
                                                    Senior Vice President
                                                    External Affairs, General
                                                       Counsel and Secretary

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                                 EXHIBIT INDEX

Exhibit        Description
1              Information Relating to Executive
               Officers and Directors of ALLTEL
               Corporation

2              Agreement and Plan Merger, dated
               as of May 14, 1993, by and among
               Metromedia Communications Corporation,
               Resurgens Communications Group, Inc.
               and LDDS Communications, Inc. as
               amended by Amendment No. 1, dated as
               of August 4, 1993.

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